Exhibit 10.14
LoopNet, Inc.
2010 Bonus Plan
1. Purpose
The LoopNet, Inc. 2010 Bonus Plan (the “Plan”) is intended to: (i) enhance stockholder value by promoting strong linkages between employee contributions and company performance; (ii) support achievement of the corporate and strategic business objectives of LoopNet, Inc. (the “Company”); and (iii) promote retention of participating employees.
2. Effective Date
The Plan is effective for the Company’s 2010 fiscal year beginning January 1, 2010 through December 31, 2010 (the “Plan Year”). The Plan is limited in time and will expire automatically on December 31, 2010 (the “Expiration Date”). The Plan also supersedes all prior bonus or commission incentive plans with respect to the eligible employees (as set forth in Section 4) or any written or verbal representations regarding the subject matter of the Plan.
3. Administration
(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Compensation Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which employees are eligible to participate in the Plan, (ii) prescribe the terms and conditions of the Plan bonuses hereunder (as further defined in Section 6 below, the “Bonuses”), (iii) determine the extent of the achievement of the Bonuses, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (v) interpret, amend or revoke any such rules. The Company’s Chief Executive Officer will be responsible for implementing the Plan.

(b)	All determinations and decisions made by the Compensation Committee, the Board, and any delegate of the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(c)	The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(d)	The Company shall provide a copy of the Plan to each Participant (as defined in Section 4 below) and will communicate individually with each Participant regarding his or her level of participation in the Plan.

4. Eligibility
Each of the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Strategy Officer and Chief Technology Officer, or other employee designated by the Compensation Committee of the Company may be eligible to participate in this Plan, provided he or she is designated by the Compensation Committee as a participant and the Compensation Committee has not, in its sole discretion, withdrawn such designation (a “Participant”) and he or she meets all the following conditions:
(a)	is a full-time regular employee of the Company as of the last day of the Plan Year;

(b)	has not entered into an agreement relating to termination of his or her employment with the Company (other than an employment agreement or offer letter, change of control agreement, or equity compensation agreement that provides for certain benefits in connection with the Participant’s future termination of employment); and

(c)	is not subject to disciplinary actions, is in good standing with the Company and is not subject to a performance improvement plan.
5. Performance Criteria
The Compensation Committee shall determine the actual amounts of Bonuses by considering the Company’s progress toward achieving certain corporate and strategic business objectives established for the Plan Year and the Participant’s individual performance and contribution to the Company. Corporate objectives may include, but shall not be limited to, revenue and earnings before interest, taxes, depreciation, amortization and stock based compensation (“adjusted EBITDA”), as well as progress toward achieving certain longer term strategic corporate objectives identified by the Board. To the extent it determines that targeting of specific corporate objectives and individual business objectives for Participants as a whole, for groups of Participants or a Participant individually would be desirable in supporting and guiding the Participants and or in administering the Plan, the Compensation Committee may, but is not required to, establish Company, unit or individual performance objectives (each type of performance objective, a “Performance Objective”). If the Compensation Committee determines to establish such target Performance Objectives, Participants will be provided with a summary of the target Performance Objectives. Subject to Section 6(d) below, achieving, exceeding or failing to obtain any such Performance Objectives shall be taken into account in determining the actual amounts of Bonuses.
6. Bonus Metrics
(a)	Each Participant will be eligible for payment of a Bonus equal to a percentage of Participant’s Base Salary (as defined below) (“Bonus Percentage”).

(b)	Base salary is the Participant’s base salary actually paid to the Participant for the Plan Year (“Base Salary”); provided that if a Participant has a paid leave of absence of any length during the Plan Year, the salary paid to the Participant during such leave of absence will not be included in Base Salary. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s Base

Salary at any time based on such factors as the Company shall in its discretion determine appropriate.

(c)	Bonus Percentages are a target percentage of Base Salary determined by the Compensation Committee according to such factors as the Compensation Committee, in its sole discretion, deems appropriate, including achievement of the Performance Objectives, if any, at target or at a level above target, individual Participant performance for which no Performance Objectives have been established, competitive market data and historical Company compensation. Subject to Section 6(d) below, Bonus Percentages for the Participants are as follows:
•	Chief Executive Officer: Target 30% of Base Salary to 80% of Base Salary

•	President and Chief Operating Officer: Target 30% of Base Salary to 80% of Base Salary

•	Chief Financial Officer: Target 30% of Base Salary to 60% of Base Salary

•	Chief Strategy Officer and Chief Technology Officer: Target 25% of Base Salary to 50% of Base Salary

•	All other Participants: As established by the Chief Executive Officer.
(d)	Notwithstanding the establishment of Bonus Percentages or Performance Objectives, if any, the Compensation Committee has full and complete discretion to determine to pay less than the full amount (including to pay zero percent) or more than the full amount of a Bonus based on the applicable Bonus Percentage and actual results against Performance Objectives.

(e)	Bonuses shall be unsecured, unfunded obligations of the Company. All Bonuses shall be paid in cash from the general assets of the Company. To the extent they have any rights under the Plan, Participants’ rights shall be those of general unsecured creditors of the Company.

(f)	In the event Participant’s employment with the Company terminates for any reason prior to the last day of the Plan Year, including without limitation as a result of a Participant’s death, his or her participation in the Plan will cease and the Participant shall be entitled to no payment under this Plan.
7. Timing and Form of Payment of Bonuses
Subject to the terms and conditions of the Plan, Bonuses shall be paid as soon as practicable after completion of the Company year-end audit for the Plan Year; provided however that any amount of Bonus earned with respect to the Plan Year shall be paid on or before March 15, 2011.

8. Plan Changes; No Entitlement
The Compensation Committee may at any time amend, suspend, or terminate the Plan, including amending any aspect of the Bonuses and may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provision of Internal Revenue Code Section 409A(a)(1)(B). Nothing in the Plan is intended to create an entitlement to any employee for any incentive payment hereunder.
9. General Provisions
(a)	Tax Withholding. The Company shall withhold all applicable taxes from any Bonus, including any federal, state and local taxes.

(b)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

(c)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(d)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(f)	Entire Agreement. The Plan, and any resolutions of the Compensation Committee of the Board adopting the Plan, is the entire understanding between the Company and the employee regarding the subject matter of the Plan and supersedes all prior bonus or commission incentive plans or any written or verbal representations regarding the subject matter of the Plan. Participation in the Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under the Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.